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                                                                     Exhibit 3.3

                      FORM OF CERTIFICATE OF AMENDMENT OF
                        CERTIFICATE OF INCORPORATION OF
                             THERATX, INCORPORATED
                            (A DELAWARE CORPORATION)

                 John A. Bardis and Jonathan H. Glenn certify that:

                 1. John A. Bardis is the President of TheraTx, Incorporated, a Delaware corporation (the "Corporation").

                 2. Jonathan H. Glenn is the Secretary of the corporation.

                 3. Article IV of the Certificate of Incorporation of the Corporation is amended by deleting subpart A thereof and by substituting in lieu of said subpart A the following subpart:

                 "A. Classes of Stock. The corporation is authorized to issue two classes of stock to be designated "Common Stock" and "Preferred Stock," respectively. The total number of shares which the corporation is authorized to issue is 55,000,000 shares, of which 50,000,000 shares shall be Common Stock, par value $.001 per shares, and 5,000,0000 shares shall be Preferred Stock, par value $.001 per share."

                 4. The foregoing amendment has been duly approved by the Corporation's Board of Directors.

                 5. The foregoing amendment of the number of shares of Common Stock authorized has been duly approved by the required vote of the Corporation's stockholders in accordance with the provisions of Sections 211 and 242 of the Delaware General Corporation Law. The Corporation has one class of stock outstanding, that being the Common Stock. As of May 1, 1996, the record date of the Corporation's 1996 annual stockholders meeting at which the foregoing amendment of the number of shares of Common Stock authorized was approved, the Corporation had issued 20,609,889 shares of its Common Stock.
The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50% of the outstanding Common Stock of the Corporation entitled to vote at the 1996 annual stockholders meeting.

                 We declare under penalty of perjury under the laws of the State of Delaware that the matters set forth in this Certificate are true and correct of our own knowledge.

Dated:  May 30, 1996


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                                      John A. Bardis



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                                      Jonathan H. Glenn